                                                                     EXHIBIT 3.2
                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                      INTERAMERICAN ACQUISITION GROUP INC.

     InterAmerican Acquisition Group Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     FIRST: The name of the Corporation is "InterAmerican Acquisition Group
Inc.".

     SECOND: The Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware (the "Secretary of
State") on May 10, 2005. The original Certificate of Incorporation was amended and restated in its entirety pursuant to an Amended and Restated Certificate of
Incorporation filed with the Secretary of State on April 26, 2006 and a Second
Amended and Restated Certificate of Incorporation filed with the Secretary of
State on June 7, 2006 (the "Certificate of Incorporation").

     THIRD: Article FOURTH of the Certificate of Incorporation is hereby amended by deleting the existing first paragraph and replacing it in its entirety with the following:

          The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 91,000,000 of which 90,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.

          Effective as of June 27, 2007, each 2.16 shares of common
     stock, par value $0.0001 per share, of the Corporation ("Old
     Common Stock"), issued and outstanding at such time shall be automatically reclassified and changed into one share of Common
     Stock, without any action by the holder thereof, provided that fractional shares shall be rounded to the nearest whole share
     (the "Reverse Stock Split").

          Effective as of June 27, 2007, each certificate outstanding and previously representing shares of Old Common Stock shall, until surrendered and exchanged, be deemed, for all corporate purposes, to constitute and represent the number of whole shares of Common Stock into which the issued and outstanding shares of
     Old Common Stock previously represented by such certificate were converted by virtue of the Reverse Stock Split."

     FOURTH: The proposed amendment to the Certificate of Incorporation was declared advisable and in the best interest of the Corporation by the board of directors (the "Board") of the Corporation pursuant to the written consent duly adopted by the Board in accordance with the provisions of Sections 141(f) and
242(b) of the General Corporation Law of the State of Delaware (the "DGCL") on
June 26, 2007 and was subsequently duly adopted in accordance with provisions of
Sections 228 and 242(b) of the DGCL by the written consent of the holders of a majority of the outstanding stock of the Corporation entitled to vote on June
26, 2007.

     FIFTH: This Certificate of Amendment shall become effective as of the close of business on the date this Certificate of Amendment is filed with the
Secretary of State.

     IN WITNESS WHEREOF, the undersigned duly authorized officer of the
Corporation has executed this Certificate and affirmed that the statements made herein are true under penalties of perjury this 27th day of June, 2007.

                                  INTERAMERICAN ACQUISITION GROUP INC.

                                  By:  /s/ William C. Morro
                                       --------------------
                                       William C. Morro
                                       Chairman, Chief Executive Officer and
                                       Chief Financial Officer